Filed Pursuant to Rule 424(b)(3)
Registration No. 333-284179

Nuveen Floating Rate Income Fund (NYSE: JFR)

(the “Fund”)

Supplement Dated February 11, 2025

to the Fund’s Currently Effective Prospectus and Statement of Additional Information (“SAI”)

Kevin Lorenz will retire from Nuveen effective as of July 1, 2025. He will continue to serve as portfolio manager of the Fund until that time. Accordingly, effective July 1, 2025, all references to Kevin Lorenz in the Fund’s Prospectus and SAI are hereby removed. Scott Caraher and Coale Mechlin will remain as portfolio managers of the Fund.

There will be no changes to the Fund’s investment objective or investment policies in connection with Mr. Lorenz’s retirement.

PLEASE KEEP THIS WITH YOUR

FUND’S PROSPECTUS AND SAI FOR FUTURE REFERENCE

EGN-JFRPS-0225P